Exhibit 18

MICHAEL JOHNSON & CO., LLC
CERTIFIED PUBLIC ACCOUNTANTS
9175 E. KENYON AVE., SUITE 100
DENVER, CO 80237

United States Securities and Exchange Commission
Washington, DC 20549

Regarding- Entrust Financial Services, Inc
Commission File No. 0-23965

Effective April 1, 2003, Entrust Financial Services, Inc adopted a change in its method of accounting for Loan Origination Fees and Costs. Under the new accounting method, the Loan Origination Costs are deferred until the related loan is sold for a premium to a secondary investor. We believe this method of revenue recognition is more preferable and consistent with Financial Accounting Standards Board No. 91.

The Company’s implementation of the change has been accounted for as a change in accounting principle and applied cumulatively as if the charge occurred at April 1, 2003. The effect of the change was a one-time, non-cash reduction to Entrust Financial Services, Inc’s earnings of $354,289.

Sincerely,

//Michael Johnson & Co., LLC

Michael Johnson & Co., LLC